                                    EX. 16(5)

[ING LOGO]


AMERICAS

US Legal Services


LINDA E. SENKER
COUNSEL
(610) 425-3400
FAX: (610) 425-3520

April 15, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Attention: Filing Desk

RE:  ING Life Insurance and Annuity Company (formerly Aetna Life Insurance and
      Annuity Company)
     Registration Statement on Form S-2
     Prospectus Title:  ILIAC Guaranteed Account
     File Nos.: ________________

Dear Sir or Madam:

As Counsel of ING Life Insurance and Annuity Company, a Connecticut life insurance company (the "Company"), I have represented the Company in connection with the Guaranteed Account (the "Account") available under certain variable annuity contracts and the S-2 Registration Statement relating to such Account.

In connection with this opinion, I have reviewed the Registration Statement on Form S-2 relating to such Account, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Linda E. Senker

Linda E. Senker
Counsel

1475 Dunwoody Drive                     ING North America Insurance Corporation
West Chester, PA  19380